Exhibit 10.64

CONDITIONAL SIGN-ON BONUS AGREEMENT

This Conditional Sign-On Bonus Agreement (the “Agreement”) is entered into by and between Advanced Micro Devices, Inc. (including its affiliated companies) (“AMD”) and Dr. Lisa Su (“Candidate”) (collectively, the “Parties”).

1.

Conditional Sign-On Bonus. AMD agrees to pay Candidate a one-time Conditional Sign-On Bonus of up to $225,000 (“Bonus”), subject to all required taxes and withholdings, to be paid within thirty (30) days following Candidate’s first day of work for AMD (“Start Date”). The Parties agree that the Bonus is an unvested wage advance upon receipt that Candidate will earn in its entirety by remaining employed by AMD for 24 months following the Start Date.

Due to Candidate’s voluntary termination of employment with her prior employer, it is expected that Candidate will not be paid a bonus for the second half of the 2011 performance period or a bonus at a level commensurate with the bonuses paid to other executives of Candidate’s prior employer. However, if Candidate is paid a bonus by her prior employer for the second half of the 2011 performance period, the amount of the Bonus payable hereunder shall be reduced by the amount of such bonus the Candidate receives. Candidate shall inform AMD of the amount of any bonus paid to Candidate by her prior employer with respect to the second half of the 2011 performance period.

2.	Repayment of Bonus. Candidate agrees to repay to AMD all or a prorated amount of the Bonus, according to the following terms:

(a)

Repayment Due to Termination of Employment. If Candidate’s employment with AMD terminates less than 13 full months after the Start Date, Candidate agrees to repay one hundred percent (100%) of the Bonus. If Candidate’s employment with AMD terminates at least 13 full months after the Start Date, but less than 24 full months after the Start Date, Candidate agrees to repay the full amount of the Bonus, less eight point thirty-three percent (8.33%) for each full month of employment completed after the twelfth month of employment. Candidate agrees that repayment obligations under this Agreement are not reduced by completion of partial months of employment. Candidate further agrees that Candidate will repay the Bonus by no later than the effective date of the employment termination, and that any outstanding balance on such repayment obligation is delinquent and immediately collectable the day following the effective date of termination.

(b)

Repayment Due to Payment of Bonus from Prior Employer. If Candidate is paid a bonus by her prior employer for the second half of the 2011 performance period following the payment of the Bonus hereunder, Candidate agrees to repay AMD an amount equal to such prior employer bonus (not to exceed $225,000) within 30 days of the receipt of such prior employer bonus.

(c)

Repayment Forgiveness. AMD agrees to forgive any repayment due AMD under this Agreement where AMD terminates Candidate’s employment due to a company- or department-wide reduction-in-force. AMD may also, in its sole discretion, forgive any repayment due AMD under this Agreement under circumstances of an extraordinary or unavoidable nature. The Parties agree that Candidate’s voluntary termination of his/her employment, or AMD’s termination of Candidate’s employment for any reason other than those stated in this section 2(b), are not conditions requiring forgiveness of any repayment due AMD under this Agreement.

3.	No Guarantee of Continued Employment. Nothing in this Agreement guarantees employment for any period of time.

4.

Consent to Offset. Candidate agrees that any repayment due AMD under this Agreement may be deducted to the extent permitted by law from any amounts due Candidate from AMD at the time of employment termination, including wages, accrued vacation pay, incentive compensation payments, bonuses and commissions, and hereby expressly authorizes such deduction(s).

5.

Acknowledgements and Integration. Candidate understands he/she has the right to discuss this Agreement with any individual, and that to the extent desired, he/she has availed himself/herself of this opportunity. Candidate further acknowledges that he/she has carefully read and fully understands the provisions of this Agreement, and that he/she is voluntarily entering into it without any duress or pressure from AMD. Candidate also understands and acknowledges that this Agreement is the entire agreement between him/her and AMD with respect to this subject matter, and Candidate acknowledges that AMD has not made any other statements, promises or commitments of any kind (written or oral) to cause Candidate to agree to the terms of this Agreement.

6.

Severability. The Parties agree that should any provision of this Agreement be declared or determined by any court to be illegal, invalid or unenforceable, the remainder of the Agreement shall nonetheless remain binding and enforceable and the illegal, invalid or unenforceable provision(s) shall be modified only so much as necessary to comply with applicable law.

CANDIDATE	ADVANCED MICRO DEVICES, INC. (including its affiliated companies)

Signature:	/s/ Lisa Su	By:	John Termotto
Printed Name:	Lisa Su	Title:	Head of Global Talent Acquisition
Date:	Dec 14, 2011	Date:	21NOV11

6/07 (U.S. and Canada) – LGL